Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Vice President and Chief Financial Officer

+1 858-558-2871

ACADIA PHARMACEUTICALS REPORTS SECOND QUARTER

2005 FINANCIAL RESULTS

SAN DIEGO, CA August 10, 2005 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported its unaudited financial results for the second quarter and six months ended June 30, 2005.

ACADIA reported a net loss of $6.0 million for the second quarter of 2005, compared to a net loss of $5.9 million for the second quarter of 2004. For the six months ended June 30, 2005, ACADIA reported a net loss of $11.6 million, compared to a net loss of $12.4 million for the comparable period of 2004.

At June 30, 2005, ACADIA’s cash, cash equivalents, and investment securities totaled $69.0 million, compared to $35.9 million at December 31, 2004. The increase in cash was primarily due to net proceeds from sales of equity securities, including $34 million raised in a private placement in April 2005 and $10 million received from the sale of common stock to Sepracor Inc. in January 2005 in connection with a new collaboration agreement, partially offset by cash used to fund ACADIA’s operations in 2005.

“The second quarter of 2005 was an important period for ACADIA, highlighted by the completion of our financing and considerable progress in our lead clinical programs,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “We believe that we are now well positioned to deliver a series of clinical milestones throughout the remainder of 2005 and into 2006 as we continue to advance our pipeline of innovative drugs to treat central nervous system disorders and other areas of unmet medical need.”

Collaborative revenues increased to $2.5 million for the second quarter of 2005, compared to $1.0 million for the second quarter of 2004. This increase was primarily due to $923,000 in revenues recognized under ACADIA’s collaboration with Sepracor, which commenced in January 2005, and $500,000 in revenues earned pursuant to ACADIA’s 2004 development agreement with the Stanley Medical Research Institute. Revenues from ACADIA’s collaborations with Allergan totaled $1.1 million and $1.0 million for the three months ended June 30, 2005 and 2004, respectively.

Research and development expenses increased to $6.6 million for the second quarter of 2005 from $5.4 million for the second quarter of 2004. The increase in expenses largely reflected increased clinical development costs associated with ACADIA’s proprietary Phase II programs and costs associated with expansion of ACADIA’s research and development organization.

General and administrative expenses increased to $2.1 million for the second quarter of 2005 from $880,000 for the comparable quarter of 2004. The increase in general and administrative expenses was due primarily to increased professional fees, insurance costs and personnel expenses associated with ACADIA operating as a publicly traded company.

Non-cash, stock-based compensation expenses decreased to $395,000 for the second quarter of 2005 from $615,000 for the second quarter of 2004.

Second Quarter 2005 Highlights

•	ACADIA significantly strengthened its balance sheet raising net proceeds of $34 million from the sale of shares of common stock and warrants to purchase common stock in a private placement.

•	ACADIA reported encouraging results from a planned interim trend analysis of its ongoing multi-center Phase II clinical trial of ACP-103 for treatment-induced psychosis in patients with Parkinson’s disease. The interim trend analysis, which was based on data from the first 30 patients to complete the study, showed a greater reduction in psychotic symptoms in the ACP-103 treatment group relative to the placebo group. ACADIA anticipates reporting results from the complete trial encompassing 60 patients in late-2005 or early-2006.

•	ACADIA continued to advance its proprietary Phase II schizophrenia programs: ACP-103 as an adjunctive therapy for schizophrenia and ACP-104 as a stand-alone treatment for schizophrenia. ACADIA anticipates reporting initial Phase II results in each of these programs during 2005.

•	ACADIA enhanced its drug discovery and development capabilities through the consolidation of its chemistry operations in a new custom-built chemistry research and development facility located in Malmo, Sweden.

Conference Call and Webcast Information

Uli Hacksell, Ph.D., Chief Executive Officer, and Thomas H. Aasen, Vice President and Chief Financial Officer, will review second quarter results and the Company’s development programs via conference call and webcast later today at 4:30 p.m. Eastern Time. The conference call may be accessed by dialing 866-700-7477 for participants from the U.S. or Canada and 617-213-8840 for international callers (reference participant passcode 70881736). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until August 24, 2005. A telephone replay of the conference call may be accessed through August 24, 2005 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 28397094).

About ACADIA Pharmaceuticals

ACADIA Pharmaceuticals is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has four drug programs in clinical development as well as a portfolio of preclinical and discovery assets directed at large unmet medical needs, including schizophrenia, Parkinson’s disease, neuropathic pain, and glaucoma. Using its proprietary drug discovery platform, ACADIA has discovered all of the drug candidates in its product pipeline. ACADIA’s corporate headquarters is located in San Diego, California and it maintains research and development operations in both San Diego and Scandinavia.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress and timing of our drug development programs and related trials and the safety and efficacy of our drug candidates. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development and commercialization. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2004 filed with the United States Securities and Exchange Commission as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Collaborative revenues	$2,514	$1,016	$4,840	$1,940
Operating expenses
Research and development	6,563	5,407	12,679	11,156
General and administrative	2,050	880	3,689	1,791
Stock-based compensation	395	614	766	1,310

Total operating expenses	9,008	6,901	17,134	14,257

Loss from operations	(6,494)	(5,885)	(12,294)	(12,317)
Interest income (expense)	457	(1)	668	(51)

Net loss	(6,037)	(5,886)	(11,626)	(12,368)
Participation of preferred stock	—	(3,110)	—	(8,587)

Net loss available to common stockholders	(6,037)	(2,776)	(11,626)	(3,781)

Net loss per common share, basic and diluted	$(0.26)	$(0.42)	$(0.56)	$(0.94)

Weighted average common shares outstanding, basic and diluted	23,274	6,552	20,589	4,024

Net loss available to participating preferred stockholders	$—	$(3,110)	$—	$(8,587)

Net loss per participating preferred share, basic and diluted	$—	$(0.31)	$—	$(0.87)

Weighted average participating preferred shares outstanding, basic and diluted	—	9,901	—	9,901

ACADIA’s preferred stock was reclassified or converted into 9,900,913 shares of common stock upon the closing of its initial public offering on June 2, 2004.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2005	December 31, 2004(1)
Assets
Cash, cash equivalents and investment securities, available-for-sale	$68,961	$35,927
Prepaid expenses and other current assets	2,437	1,891

Total current assets	71,398	37,818
Property and equipment, net	2,233	2,547

Total assets	$73,631	$40,365

Liabilities and Stockholders’ Equity
Current liabilities	11,078	8,641

Long-term liabilities	1,403	1,044

Stockholders’ equity	61,150	30,680

Total liabilities and stockholders’ equity	$73,631	$40,365

(1)	The condensed consolidated balance sheet at December 31, 2004 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.